Exhibit 99.1

XERIS BIOPHARMA REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Total product revenue increased 43% year-over-year to over $82 million

Recorlev net revenue increased 95% year-over-year to $50 million

Tightens full-year 2026 total revenue guidance to $380 million to $390 million

Hosts conference call and webcast today at 8:30 a.m. ET

CHICAGO, IL; May 7, 2026 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a fast-growing biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies, today announced financial results for the first quarter ended March 31, 2026.

"We are thrilled with our outstanding start to 2026, delivering first quarter net product revenue growth of 43%, reflecting the successful execution of our strategy," said John Shannon, CEO. "Recorlev was the standout performer, with net revenue nearly doubling year-over-year, driven by growth across our patient base and increased awareness across the prescriber base. Also in the quarter, we successfully completed the expansion of our commercial team, and we expect the impact of these targeted investments to become more evident in the second half of 2026 and beyond.”

Shannon continued, "Looking ahead, we remain confident in our ability to deliver on our full-year financial targets. Recorlev's strong Q1 and continued momentum gives us the confidence to raise the bottom end of our full year 2026 total revenue guidance. Our updated guidance of $380 million to $390 million represents more than 30% growth at the midpoint. Beyond our commercial execution, 2026 represents a pivotal year for our pipeline, with the anticipated Phase 3 initiation of XP-8121 later in the year marking a significant value creation inflection point. Our strong financial foundation enables us to advance these strategic priorities while creating sustainable long-term value for shareholders."

First Quarter 2026 Highlights

	Three months ended March 31,		Change
	2026	2025	$	%
Product revenue (in thousands):
Recorlev	$49,768	$25,530	$24,238	95
Gvoke	20,800	20,845	(45)	—
Keveyis	11,886	11,427	459	4
Product revenue, net	82,454	57,802	24,652	43
Royalty, contract and other revenue	673	2,317	(1,644)	(71)
Total revenue	$83,127	$60,119	$23,008	38

•Recorlev® net revenue was $49.8 million – an increase of approximately 95% compared to the first quarter of 2025. This growth was primarily due to increased patient demand.

•Gvoke® net revenue was $20.8 million – flat compared to the first quarter of 2025.

•Keveyis® net revenue was $11.9 million – an increase of approximately 4% compared to the first quarter of 2025.

Gross margin improved to 87%, up from 85% in the same period last year. The improvement was primarily driven by favorable product mix dynamics.

Research and development (R&D) expenses increased $1.0 million or 13% in the first quarter of 2026 compared to the same period last year. The increase in R&D expenses primarily reflect higher personnel-related expenses to support XP-8121.

Selling, general and administrative (SG&A) expenses increased $9.1 million or 21% in the first quarter of 2026 compared to the same period last year. This increase mainly reflects higher personnel related expense to support the commercial enterprise, including the Recorlev expansion.

Net income for the first quarter was $2.2 million, compared to a net loss of $9.2 million in the same period last year.

Adjusted EBITDA1 for the first quarter was $15.1 million, an improvement of $10.7 million compared to the same period last year.

Total Shares Outstanding were 172,642,055 at April 30, 2026.

Upcoming Events
•Craig-Hallum Institutional Investor Conference: Senior management will participate in 1x1 meetings on May 28, 2026 in Minneapolis, MN. Please contact the sponsor to arrange meetings with management.
•Jefferies Global Healthcare Conference: Senior management will participate in 1x1 meetings and a fireside chat on June 3, 2026 in New York, NY. The fireside chat will be webcast live, with access available via the “Events” section of the Xeris Investor Relations website. Please contact the sponsor to arrange meetings with management.

Conference Call and Webcast Details
Xeris will host a conference call and webcast at 8:30 a.m. Eastern Time today to discuss the Company's financial and operational results. Interested parties may pre-register for the call at by following
https://events.q4inc.com/attendee/925563770. Attendees can also join via the “Events” section of the Xeris Investor Relations website.

The webcast, replay and other information related to the event can be accessed on the investor website
https://xerispharma.com/investor-relations.

Note Regarding Use of Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with generally accepted accounting principles in the United States (GAAP) and also certain historical and forward-looking non-GAAP financial measures, namely Adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP, and was not prepared under any comprehensive set of accounting rules or principles. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP, and the calculation of the non-GAAP financial measure included herein may differ from similarly titled measures used by other companies. The Company believes that the presentation of Adjusted EBITDA, when viewed in conjunction with actual GAAP results, provides investors with a more meaningful understanding of the Company's ongoing and projected operating performance, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Company believes this non-GAAP financial measure helps indicate underlying trends in the Company’s business and is important in comparing current results with prior period results and understanding expected operating performance. Also, management uses this non-GAAP financial measure to establish budgets and operational goals, and to manage the Company’s business and evaluate its performance. In addition, management believes that Adjusted EBITDA is important in evaluating the administrative costs of operating the Company’s business.

1 Adjusted EBITDA is a non-GAAP financial measure. See "Note Regarding Use of Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Adjusted EBITDA is GAAP net income (loss) before income tax (benefit) expense, plus interest and other income, less depreciation and amortization, interest expenses, share based compensation and debt refinancing fees.

About Xeris
Xeris (Nasdaq: XERS) is a fast-growing biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products: Recorlev®, for the treatment of endogenous Cushing’s syndrome; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia; and Keveyis®, a proven therapy for primary periodic paralysis. Xeris also has a pipeline of development programs led by XP-8121, a Phase 3-ready, once-weekly subcutaneous injection for hypothyroidism, as well as multiple early-stage programs leveraging Xeris’ technology platforms, XeriSol® and XeriJect®, for its partners.

Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on X, LinkedIn, or Instagram.

Forward-Looking Statements
Any statements in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements about future expectations, plans, opportunities, and prospects for Xeris Biopharma Holdings, Inc., including statements regarding financial guidance for full-year 2026, including the potential for revenue growth, the Company’s ability to continue to generate net income, Recorlev’s growth potential, expectations on the impact of the commercial team expansion in the second half of 2026 and beyond, the ability to continue to deliver on all full-year financial targets, the effectiveness of the Company’s strategic execution, the Company’s ability to continue on its current growth trajectory and continue to drive patient demand, advancing its strategic initiatives, its ability to create sustainable long-term value for shareholders, the ability to continue to demonstrate sustained momentum across the portfolio and the market and therapeutic potential of its products and product candidates, including its expectations regarding the timely execution of XP-8121's ongoing development leading into the start of its Phase 3 clinical trial and the expected timing of the XP-8121 Phase 3 clinical trial later in 2026, the potential utility of its formulation platforms, the advancement of its pipeline, and other statements containing the words "achieve," "anticipate," "continue," “will,” “would,” “continue,” “expect,” “should,” “anticipate” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results (including revenue and sales in the near- and long-term), performance or achievements, industry results, market opportunity and developments to differ materially from those expressed in or implied by such forward-looking statements (including its 2026 guidance), include, but are not limited to, its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, its and collaborators’ ability to protect its intellectual property and proprietary technology, the accuracy and completeness of its assumptions and its ability to accurately estimate future financial results and market opportunities, and general macroeconomic and geopolitical conditions, including the possibility of an economic downturn, political unrest, trade disputes, changes in U.S. governmental priorities and resources, announced or implemented tariffs or export controls and market volatility. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional risks and information about potential impacts of financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris’ filings, including its most recently filed Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. The risks described herein and in Xeris’ U.S. Securities and Exchange Commission filings are not the only risks the Company faces. Additional risks and uncertainties not currently known to it or that it currently deems immaterial may also impact its business operations or financial results. Forward-looking statements in this communication are based on information available to management, as of the date of this communication and, while the Company believes its assumptions are reasonable, actual results may differ materially. Subject to any obligations under applicable law, the Company does not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
	(unaudited)	(unaudited)
Product revenue, net	$82,454	$57,802
Royalty, contract and other revenue	673	2,317
Total revenue	83,127	60,119
Costs and expenses:
Cost of goods sold	10,574	8,728
Research and development	8,783	7,753
Selling, general and administrative	53,144	44,018
Amortization of intangible assets	2,710	2,710
Total costs and expenses	75,211	63,209
Income (loss) from operations	7,916	(3,090)
Other expenses	(5,682)	(6,130)
Net income (loss) before benefit from income taxes	2,234	(9,220)
Income tax benefit	—	—
Net income (loss)	$2,234	$(9,220)

Net income (loss) per common share - basic	$0.01	$(0.06)
Net income (loss) per common share - diluted	$0.01	$(0.06)

Weighted average common shares outstanding
Basic	170,523,208	152,445,935
Diluted	177,631,154	152,445,935

XERIS BIOPHARMA HOLDINGS, INC.
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended March 31,
	2026	2025
GAAP Net income (loss)	$2,234	$(9,220)
Adjustments
Interest and other income	(1,202)	(1,175)
Interest expense	6,884	7,305
Income tax benefit	—	—
Depreciation and amortization	3,047	3,025
EBITDA	$10,963	$(65)
Adjustments
Share-based compensation (a)	4,140	4,443
Adjusted EBITDA	$15,103	$4,378

(a) Includes non-cash, stock-based compensation, net of forfeitures.

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$111,750	$111,042
Trade accounts receivable, net	56,295	51,050
Inventory, net	74,234	68,673
Prepaid expenses and other current assets	9,403	9,548
Total current assets	251,682	240,313
Property and equipment, net	5,033	4,945
Operating lease right-of-use assets	21,949	22,112
Goodwill	22,859	22,859
Intangible assets, net	85,368	88,078
Other assets	5,122	5,220
Total assets	$392,013	$383,527
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,467	$3,076
Current operating lease liabilities	6,271	6,232
Other accrued liabilities	32,287	33,155
Accrued trade discounts and rebates	45,492	43,253
Accrued returns reserve	18,723	18,969
Other current liabilities	4,353	4,889
Total current liabilities	118,593	109,574
Long-term debt, net of unamortized debt issuance costs	221,224	220,335
Non-current operating lease liabilities	31,058	31,531
Other liabilities	8,127	8,398
Total liabilities	379,002	369,838
Total stockholders’ equity	13,011	13,689
Total liabilities and stockholders’ equity	$392,013	$383,527